  Exhibit 10.5
FORM OF SECURED PROMISSORY NOTE

$7,000,000	Vista, California _________, 2019

FOR VALUE RECEIVED, Flux Power, Inc., a California corporation (“Borrower”), hereby unconditionally promises to pay to ___________________(“Holder”), the principal amount of Seven Million Dollars ($7,000,000) or such lesser principal amount (“Principal Amount”) as Holder may have advanced to Borrower pursuant to that certain Amended and Restated Credit Facility Agreement, dated March 28, 2019, by and between Borrower and Holder (the “Credit Facility Agreement”), together with interest thereon in accordance with the terms hereof, from the date hereof until the date on which this Note is paid in full.

This Note is made and delivered by Borrower to Holder pursuant to the terms of the Credit Facility Agreement. Under the Credit Facility Agreement, Holder, at its sole discretion and along with other Lenders (as defined in the Credit Facility Agreement), agreed to advance funds up to a maximum of Seven Million Dollars ($7,000,000) to Borrower, from time to time, to be used by Borrower to purchase inventory and related operational support expenses. All capitalized terms used and not defined herein shall have the meanings ascribed to them in the Credit Facility Agreement.

THE OBLIGATIONS DUE UNDER THIS NOTE ARE SECURED BY AN AMENDED AND RESTATED SECURITY AGREEMENT (THE “SECURITY AGREEMENT”) DATED AS OF THE DATE HEREOF AND EXECUTED BY THE BORROWER FOR THE BENEFIT OF HOLDER AND THE OTHER LENDERS. ADDITIONAL RIGHTS OF THE HOLDER AND THE OTHER LENDERS ARE SET FORTH IN THE SECURITY AGREEMENT.

1. Advances. So long as there is no Event of Default (as defined below in Section 4), Holder shall at its sole discretion provide Advances hereunder so long as the total of all unpaid Advances at the time of such request does not exceed Seven Million Dollars ($7,000,000) (the “Maximum Amount”). If, at any time or for any reason, the amount of Advances pursuant to the Notes owed by Borrower to Lenders exceeds the Maximum Amount, Borrower shall immediately pay to Lenders, based on such Lender’s Pro Rata Percentage, in cash, the amount of such excess. For the purpose of this Note, “Pro Rata Percentage” shall mean such Lender’s interest in the LOC equal to the amount of all Advances made by such Lender divided by the aggregate amount of all Advances made by Lenders.

2. Terms of the Secured Promissory Note.

(a) Interest Rate. Interest on the then outstanding Principal Amount of this Note shall accrue at a rate per annum equal to fifteen percent (15%), beginning on the date of each Advance (the “Advance Date”). All interest shall be calculated on the basis of the actual daily balances of Principal Amount outstanding for the exact number of days elapsed, using a year of three hundred sixty (360) days.

(b) Maturity Date. Except as otherwise provided herein, the entire Principal Amount of this Note, together with all accrued but unpaid interest payable thereon, shall be due and payable in full on the earlier of: (i) December 31, 2019, unless extended pursuant to the terms of this Note (the “Maturity Date”) or (ii) when such amounts are declared due and payable by Holder upon or after the occurrence of an Event of Default (as defined below).

3. Voluntary Prepayment. Advances may be prepaid, in whole or in part, at any time prior to the Maturity Date without penalty.

4. Events of Default. Upon the occurrence of any of the following events (“Event of Default”), the Company shall be deemed to be in default hereunder:

(a)
failure by the Company to pay when due any of the principal or accrued and unpaid interest hereunder or under the Security Agreement; or

(b)
the Company (i) applies for or consents to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property, (ii) becomes subject to the appointment of a receiver, trustee, custodian or liquidator of itself or any part of its property if such appointment is not terminated or dismissed within thirty (30) days, (iii) makes an assignment for the benefit of creditors, (iv) is adjudicated as bankrupt or insolvent, (v) institutes any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, or files a petition or answer seeking reorganization or an arrangement with creditors to take advantage of any insolvency law, or files an answer admitting the material allegations of a bankruptcy, reorganization or insolvency petition filed against it, or (vi) becomes subject to any proceedings under the United States Bankruptcy Code or any other federal or state bankruptcy, reorganization, receivership, insolvency or other similar law affecting the rights of creditors generally, which proceeding is not dismissed within thirty (30) days of filing, or has an order for relief entered against it in any proceeding under the United States Bankruptcy Code.

If an Event of Default occurs, all indebtedness under this Note shall become immediately due and payable, and the Company shall immediately pay to Holder all such amounts. Holder shall, following and during the continuance of an Event of Default, also have any other rights which Holder may have pursuant to applicable law.

5.
Amendment and Waiver. Neither party may assign this Note nor any right or interest arising out of this Note, in whole or in part, without consent of the other party. Any term of this Note may be amended and the observance of any term of this Note may be waived (either generally or in a particular instance and either retroactively or prospectively), only with the written consent of the Company and Holder.

6.
Place of Payment. Payments of principal and interest and all notices and other communications to Holder hereunder or with respect hereto are to be delivered to Holder at the address identified in the Credit Facility Agreement or to such other address as specified by Holder by prior written notice to the Company, including any transferee of this Note.

7.
Costs of Collection. In the event that the Company fails to pay when due (including, without limitation upon acceleration in connection with an Event of Default) the full amount of principal and/or interest hereunder, the Company shall indemnify and hold harmless Holder of any portion of this Note from and against all reasonable costs and expenses incurred in connection with the enforcement of this provision or collection of such principal and interest, including, without limitation, reasonable attorneys’ fees and expenses.

8.
Waivers. The Company hereby waives presentment, demand, notice, protest and all other demands and notices in connection with the delivery, acceptance, performance, default or enforcement of this Note.

9.
Mutilated, Destroyed, Lost and Stolen Note. In case the Note shall be mutilated, lost, stolen or destroyed, the Company shall issue a new Note of like date, tenor and denomination and deliver the same in exchange and substitution for and upon surrender and cancellation of the mutilated Note, or in lieu of a lost, stolen or destroyed Note, upon receipt of evidence satisfactory to the Company of the loss, theft or destruction of such Note.

10.
Interest Savings Clause. In the event any interest is paid on this Note which is deemed to be in excess of the then legal maximum rate, then that portion of the interest payment representing an amount in excess of the then legal maximum rate shall be deemed a payment of principal and applied against the principal of this Note.

11.
Governing Law. THIS NOTE AND THE RIGHTS AND DUTIES OF THE COMPANY AND HOLDER HEREOF SHALL BE GOVERNED BY, CONSTRUED IN AND ENFORCED IN ACCORDANCE WITH, THE LAWS OF THE STATE OF CALIFORNIA APPLICABLE TO CONTRACTS EXECUTED AND TO BE PERFORMED ENTIRELY WITHIN THAT STATE.

IN WITNESS WHEREOF, the Company has executed and delivered this Note on ____________, 2019.

COMPANY: Flux Power, Inc. By: Name: Ronald Dutt Title: Chief Executive Officer